US Office
711 S Carson Street Suite 4 Carson City Nevada 89701
Canadian Office
26 Densely Ave Toronto Ontario M6M 2R1
Phone 416-246-1100 Fax 416-248-2024
Web www.w2energy.com

EXHIBIT 10.5
Employment Agreement between Michael McLaren and W2 Energy, Inc.

January 3, 2006

Mr. Michael McLaren,
27 Parker Place
Guelph, Ontario
N1E 7A7

Dear Mr. McLaren:

Pursuant to our recent discussions and on behalf of the Board of Directors of W2 Energy Inc. (“WWEN”), I wish to take this opportunity to contract your services to act as an officer of WWEN (Chief Executive Officer and President). Your specific responsibilities and duties are as follows;

• Develop and implement business strategies for the Company
• Provide general management services and day-to-day operations of the Company
• Maintenance of internal controls
• Preparation of records, quarterly reports, feasibility studies and budgets
• Custody of Company’s funds and shares
• Planning and controlling the Company’s cash position
• Provide management and administrative services when required
• Prepare regulatory reports, satisfy regulatory and listing requirements
• Maintain transfer agent and legal council relations
• Consulting on future investments
• Organize meetings for directors, and
• Any other such activities that are required to maintain the efficient and effective operations of the Company

WWTI agrees to pay you a minimum fee of two thousand ($2,000) dollars per month regardless of the companies cash position and a maximum of four thousand ($4,000) per month providing the companies cash position is greater than fifty thousand ($50,000) dollars.

This Agreement shall have an effective date of January 01, 2006 and expire December 31, 2006 with option to be renewed on terms to be agreed upon that time. WWEN may terminate this Agreement at its discretion upon ninety (90) days notice.

On behalf of the Board of Directors

/s/Michael McLaren
Director

Accepted and agreed to this 3rd day of January 2006

By:/s/ Michael McLaren